As filed with the Securities and Exchange Commission on May 14, 2013

Registration No. 333-110308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

MAKEMUSIC, INC.

(Exact name of Company as specified in its charter)

Minnesota	41-1716250
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7615 Golden Triangle Drive, Suite M

Eden Prairie, MN 55344-3848

Telephone: (952) 937-9611

(Address including zip code, and telephone number, including area code, of principal executive offices)

MakeMusic, Inc. 2003 Equity Incentive Plan

(Full titles of the plans)

Karen L. VanDerBosch

Chief Financial Officer/Chief Operating Officer

7615 Golden Triangle Drive, Suite M

Eden Prairie, MN 55344-3848

(Name and address of agent for service)

(952) 937-9611

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1, filed by MakeMusic, Inc., a Minnesota corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that had been registered for issuance under the MakeMusic, Inc. 2003 Equity Incentive Plan on the Company’s Registration Statement on Form S-8 (File No. 333-110308) (the “Registration Statement”) that remain unsold upon the termination of the sale of shares covered by the Registration Statement.

On May 1, 2013 pursuant to an Agreement and Plan of Merger, dated as of March 12, 2013, by and among the Company, LEAP Acquisition Corporation (“Purchaser”), a Minnesota corporation and a wholly-owned subsidiary of LaunchEquity Acquisition Partners, LLC Designated Series Education Partners, a designated series of a Delaware series limited liability company, which is a sponsored entity of LaunchEquity Partners, LLC, an Arizona limited liability company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Eden Prairie, State of Minnesota, on May 14, 2013.

MAKEMUSIC, INC.

By:	/s/ Karen L. VanDerBosch
Name:	Karen L. VanDerBosch
Title:	Chief Financial Officer/Chief Operating Officer